February 2009

Preliminary Terms No. 29
Registration Statement No. 333-156423
Dated January 26, 2009
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying fund at maturity if the closing price of the underlying shares declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is below the initial share price.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the closing price of the underlying shares never declines to or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying shares.  RevCons are not principal protected.  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (See “Commissions and Issue Price” below)
Maturity date:	August 25, 2009
Underlying shares:	Standard & Poor’s Depositary Receipts® (each, a “SPDR”)
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of SPDRs equal to the exchange ratio or (y) at our option, the cash value of those SPDRs as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	75%
Trigger price:	$ (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	August 20, 2009 (three business days before the maturity date)
Coupon:	11% to 13% per annum, payable monthly beginning March 25, 2009. The actual interest rate will be determined on the pricing date.
Initial share price:	, the closing price of one share of the underlying shares on the pricing date
Pricing date:	February 20, 2009
Original issue date:	February 25, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EC4
ISIN:	US617482EC42
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor.  The lowest price payable by an investor is $995 per RevCons.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

you should also read the prospectus for the underlying shares on file at the sec website, which can be accessed via the hyperlink below.  the contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for the SPDR Trust, Series 1 dated January 25, 2008

THE REVCONS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE REVCONS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB1208003

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Investment Overview

RevConsSM

Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of SPDRs worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those SPDRs.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying shares delivered at maturity per RevCons, and accordingly their cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Shares Overview

Each SPDR represents an undivided ownership interest in the SPDR Trust, Series 1 (the “Trust”), formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  The Trust seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.

Information as of market close on January 23, 2009:

Bloomberg Ticker Symbol:	SPY
Current Share Price:	$83.11
52 Weeks Ago (on 1/23/2008):	$133.86
52 Week High (on 5/19/08):	$143.05
52 Week Low (on 11/20/08):	$75.45

February 2009	Page 2

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the underlying shares.

▪	A coupon per annum which is higher than the current dividend yield on the underlying shares.

▪	No potential to participate in any appreciation in the underlying shares.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying shares, with only contingent protection against declines in the underlying shares.  If the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying shares.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying shares. ▪ The coupon will be paid regardless of the performance of the underlying shares.
Best Case Scenario
▪   If the closing price of the underlying shares never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Worst Case Scenario
▪   If the closing price of the underlying shares declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below the initial share price, the RevCons will redeem for an amount of underlying shares worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying shares on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	The RevCons will not provide investors with any appreciation in the underlying shares.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

▪	Investing in the RevCons is not equivalent to a direct investment in the SPDRs of the SPDR Trust, Series 1 or the stocks composing the S&P 500® Index.

▪	The underlying shares may not exactly track the S&P 500® Index.

▪	Adjustments to the underlying shares or to the S&P 500® Index could adversely affect the value of the RevCons

▪	The SPDR Trust, Series 1 is not involved in the offering for the RevCons in anyway. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

▪	The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

February 2009	Page 3

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by these preliminary terms.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of the underlying shares worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 20, 2009	February 25, 2009 (three business days after the pricing date)	August 25, 2009
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Standard & Poor’s Depositary Receipts®
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to, and including, the determination date, (x) a number of the underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	, the closing price of one share of the underlying shares on the pricing date.
Determination date:	August 20, 2009 (three business days before the maturity date)
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain events affecting the underlying shares.  The closing price of the underlying shares and the exchange ratio will be adjusted by the exchange factor.

Coupon:	11% to 13% per annum, payable monthly beginning March 25, 2009
Trigger level:	75%
Trigger price:	$ (the trigger price is equal to the product of the trigger level times the initial share price)
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Relevant exchange:	The primary exchange or market of trading for any security (or any combination thereof) then included in the S&P 500® Index or any successor index.
Risk factors:	Please see “Risk Factors” on page 9.

February 2009	Page 4

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EC4
ISIN:	US617482EC42
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term Equal to or Less Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

February 2009	Page 5

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons  by taking positions in the underlying shares, in options contracts on the underlying shares listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000	$15.00	<$1MM
$997.50	$12.50	$1MM-$2.99MM
$996.25	$11.25	$3MM-$4.99MM
$995	$10.00	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2009	Page 6

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying shares never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying shares falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying shares (or, at our option, the cash value of the underlying shares) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying shares on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six month term) for a range of hypothetical closing prices for hypothetical underlying shares on a hypothetical determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:
▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying shares on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$75 (75% of the initial share price)
▪ Coupon per annum:	12%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying shares on the determination date is less than the initial share price and the closing price of the hypothetical underlying shares has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying shares has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying shares closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$60	$1,060
$80.00	$1,000	$60	$1,060
$100.00	$1,000	$60	$1,060
$120.00	$1,000	$60	$1,060
$140.00	$1,000	$60	$1,060
$160.00	$1,000	$60	$1,060

February 2009	Page 7

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying shares has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying shares on the determination date is less than the initial share price, the payment at maturity would be made by delivery of the hypothetical underlying shares, or at our option, the cash value of the hypothetical underlying shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying shares closing price on determination date	Value of hypothetical underlying shares or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$60	$60
$25.00	$250	$60	$310
$50.00	$500	$60	$560
$75.00	$750	$60	$810
$91.00	$910	$60	$970
$100.00	$1,000	$60	$1,060
$125.00	$1,000	$60	$1,060
$150.00	$1,000	$60	$1,060

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying shares on the determination date.

February 2009	Page 8

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price over the term of the RevCons, a number of underlying shares, or, at our option, the cash value of the shares as of the determination date.  If investors receive the underlying shares at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying shares on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying shares has decreased to or below the trigger price on any trading day, the volatility of the underlying shares, the dividend rate on the stocks composing the S&P 500® Index, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
Not equivalent to investing in the underlying shares.  Investing in the RevCons is not equivalent to a direct investment in the SPDRs or the stocks composing the S&P 500® Index.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the SPDRs or the stocks composing the S&P 500® Index.

▪
The underlying shares and the S&P 500® Index are different.  The performance of the SPDRs may not exactly replicate the performance of the S&P 500® Index because the SPDR Trust, Series 1 will reflect transaction costs and fees that are not included in the calculation of the S&P 500® Index.  It is also possible

February 2009	Page 9

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

that the Trust may not fully replicate the performance of the S&P 500® Index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain events affecting the underlying shares, there may be other events for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying shares payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
Adjustments to the underlying shares or to the S&P 500® Index could adversely affect the value of the RevCons.  State Street Bank and Trust Company is the trustee of SPDR Trust, Series 1, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index.  The trustee may make adjustments to the portfolio of stocks held by the Trust to maintain the correspondence between the composition and weightings of the stocks held by the Trust and the S&P 500® Index.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), the publisher of the S&P 500® Index, is responsible for calculating and maintaining the S&P 500® Index.  S&P can add, delete or substitute the stocks underlying the index or make other methodological changes required by certain events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500® Index.  Any of these actions could adversely affect the price of the SPDRs and, consequently, the value of the RevCons.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons. If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

▪
Secondary trading may be limited.  The RevCons will not be listed on any securities exchange and there may be little or no secondary market for the RevCons.  You should be willing to hold your RevCons to maturity.

February 2009	Page 10

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

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No affiliation with the SPDR Trust, Series 1. The SPDR Trust, Series 1 is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to the Trust in connection with this offering.

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Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying shares on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying shares on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying shares and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially raise the trigger price relative to the price of the underlying shares absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or underlying shares (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying shares has decreased to or below the trigger price such that you will receive underlying shares at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those underlying shares.

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The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the RevCons.

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Morgan Stanley may engage in business with or involving the SPDR Trust, Series 1 without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the SPDR Trust, Series 1 without regard to your interests, and thus may acquire non-public information about the Trust.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the SPDR Trust, Series 1, which may or may not recommend that investors buy or hold the underlying shares.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the prospectus supplement for RevCons.  The issuer also urges you to consult with your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

February 2009	Page 11

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Information about the Underlying Shares

The SPDR Trust, Series 1. The SPDR Trust, Series 1 (the “Trust”), formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  Each SPDR represents an undivided ownership interest in the Trust.   The Trust seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the RevCons offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the RevCons at the time we price the RevCons) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws.  As a prospective purchaser of the RevCons, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of The McGraw-Hill Companies, Inc.  The RevCons are not sponsored, endorsed, sold, or promoted by The McGraw-Hill Companies, Inc. or the Trust.  The McGraw-Hill Companies, Inc. and the Trust make no representations or warranties to the owners of the RevCons or any member of the public regarding the advisability of investing in the RevCons.  The McGraw-Hill Companies, Inc. and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the RevCons.

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For more information on the S&P 500® Index, see the information set forth under “Annex A—Share Underlying Indices and Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for RevCons.

February 2009	Page 12

RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009

Historical Information

Historical Information.  The following table sets forth the published high and low closing prices for the underlying shares for 2006, 2007, 2008 and 2009 through January 23, 2009.  The associated graph shows the closing prices for the underlying shares for each day from January 1, 2006 to January 23, 2009.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

SPDR Trust, Series 1 (CUSIP 78462F103)	High	Low	Dividend
2006
First Quarter	131.03	125.48	0.67167
Second Quarter	132.62	122.55	0.51947
Third Quarter	133.74	123.34	0.55547
Fourth Quarter	143.12	133.08	0.57934
2007
First Quarter	146.04	137.35	0.79265
Second Quarter	154.10	142.16	0.55127
Third Quarter	155.07	141.04	0.6556
Fourth Quarter	156.48	140.95	0.71872
2008
First Quarter	144.93	128.00	0.77541
Second Quarter	143.05	127.53	0.64195
Third Quarter	130.71	111.38	0.66922
Fourth Quarter	116.06	75.45	0.69092
2009
First Quarter (through January 23, 2009)	93.47	80.57	–

Standard & Poor’s Depositary Receipts® Daily Closing Prices January 1, 2006 to January 23, 2009

February 2009	Page 13